Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: September 10, 2010	Stanley Furniture Company, Inc. Investor Contact: Douglas I. Payne (276) 627-2157

STANLEY FURNITURE ANNOUNCES
PLANS FOR RIGHTS OFFERING TO STOCKHOLDERS

STANLEYTOWN, Virginia, September 10, 2010/BUSINESS WIRE/ – Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) announced today that it filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for a rights offering in which stockholders will receive transferable rights to purchase additional shares of Stanley Furniture common stock, par value $0.02 per share. The rights will be issued to all stockholders as of a record date, which has yet to be determined. The subscription price has also yet to be determined. Stanley Furniture will provide notice of the record date and subscription price in the future at such time as they are determined. Assuming the rights offering is fully subscribed, Stanley Furniture currently expects the gross proceeds of the offering to be approximately $10 million.

The proposed rights offering will also include an over-subscription privilege, which will entitle a stockholder who exercises all of its basic subscription privilege in full the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. In the event the rights offering is over-subscribed, Stanley Furniture may, in its sole discretion, elect to offer a number of additional shares to fulfill over-subscription requests such that the maximum gross proceeds in the offering would be approximately $12 million.

The number of shares that each stockholder will be able to purchase will depend on the market price of Stanley Furniture’s stock when the subscription price is determined. The offering is expected to commence in September depending on the time required to have the registration statement for the shares and rights declared effective by the SEC.

The shares issued in connection with the rights offering will be listed on the Nasdaq Global Select Market, and the rights are expected to trade on the Nasdaq Global Select Market until the day before the expiration of the offering period. The offering period is expected to be approximately 25 days.

The net proceeds of the offering will be used to provide additional liquidity for working capital and general corporate purposes, including to provide additional cash resources that may be needed during 2011 in connection with Stanley Furniture’s restructuring plan announced in May 2010.

Stanley Furniture reserves the right to modify, postpone or cancel the rights offering at any time prior to the closing of the sale of the shares in the offering.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy the rights or the underlying shares, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Stanley Furniture Company, Inc.

Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium price range of the residential market. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Forward Looking Statements

Certain statements made in this press release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include our success in transitioning certain Young America products to our domestic manufacturing facilities, our success in transitioning our adult product line to offshore vendors, costs relating to the transitioning of the Stanleytown facility to a warehouse and distribution center, the cyclical nature of the furniture industry, lower sales due to worsening of current economic conditions, business failures or loss of large customers, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, prepayment of our long-term debt in the event we are not able to renegotiate financial covenants that become effective in the third quarter of 2011, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental, health, safety compliance costs, extended business interruption at manufacturing facilities and changes in credit market conditions. Any forward-looking statement speaks only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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